Exhibit (g)(6)

AMENDMENT TO CUSTODIAN SERVICES AGREEMENT

This Amendment dated June 14, 2018 is an amendment to the Custodian Services Agreement between CRM Mutual Fund Trust (the “Fund”) and The Bank of New York Mellon (“Custodian”) dated August 1, 2005, as amended (prior to the date hereof the “Current Agreement”).

The effective date of this Amendment is October 1, 2017.

Intending to be legally bound, the Fund and Custodian hereby agree as follows:

1.	The Current Agreement is amended as follows:

(a)	Section 1 of the Current Agreement is hereby amended and supplemented by adding the following Definitions:

““Economic Sanctions Compliance Program” shall mean those programs, policies, procedures and measures designed to ensure compliance with, and prevent violations of, Sanctions.

“Sanctions” shall mean all economic sanctions, laws, rules, regulations, executive orders and requirements administered by any governmental authority of the U.S. (including the U.S. Office of Foreign Assets Control), and the European Union (including any national jurisdiction or member state thereof), in addition to any other applicable authority with jurisdiction over the Fund.”

(b)	The first sentence of Section 15(a) of the Current Agreement is hereby deleted and replaced in its entirety with the following:

“(a)	Unless terminated earlier pursuant to its terms, this Agreement shall continue through and including October 1, 2019.”

(c)	A new subsection (1) is hereby added to Section 20 of the Current Agreement which reads in its entirety as follows:

“(1)

Sanctions. (a)  Throughout the term of this Agreement, the Fund (i) shall maintain, and comply with, either on its own account or through the Fund’s Transfer Agent, BNY Mellon Investment Servicing (US) Inc. (the “Transfer Agent”), an Economic Sanctions Compliance Program which includes measures to accomplish effective and timely scanning of all relevant data with respect to its clients and with respect to incoming or outgoing assets or transactions; (ii) shall ensure that neither the Fund nor any of its affiliates, directors, officers or employees is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions, or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions; and (iii) shall not, directly or indirectly, use the Accounts in any manner that would result in a violation of Sanctions.

(b) The Fund will promptly provide, or will cause the Transfer Agent (as its agent) to promptly provide, to the Custodian such information as the Custodian reasonably requests in connection with the matters referenced in this Section 20(1), including information regarding the Accounts, the assets held or to be held in the Accounts, the source thereof, and the identity of any individual or entity having or claiming an interest therein. The Custodian may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 20(1). If the Custodian declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, the Custodian will inform the Fund as soon as reasonably practicable.”

4.	Except as amended herein, the terms and conditions of the Current Agreement remain in full force and effect.

5.

Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement on the date hereof.

6.

Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

The parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first stated above.

CRM Mutual Fund Trust		The Bank of New York Mellon

By:	/s/ Steven A. Yadegari	By:	/s/ Robert C. Jordan
Name:	Steven A. Yadegari	Name:	Robert C. Jordan
Title:	Chief Legal Officer and Chief Compliance Officer	Title:	Managing Director